AVENUE GROUP INC.
                            405 Lexington Ave 26th Fl
                               New York, NY 10174
                                 (888) 612-4188
                             www.avenuegroupinc.com

August 7, 2006

By Email Attachment:

Norman J. Singer
885 S. Garfield St.
Denver, CO 80209

Dear Norman,

I am pleased to confirm to you the new terms of compensation for your services as a Director of Avenue Group, Inc. and as an advisor and consultant. These terms were approved at a Board of Directors Meeting held on June 21 and further confirmed by Consent Resolution.

Effective as of June 1, 2006 you shall receive Avenue Group, Inc. stock grants which will vest at the rate of 100,000 shares per month on the first day of each month for which you are serving as a director of the company and 100,000 shares per month for each month you are serving as a consultant to the company. This reflects a change from your previous 200,000 shares per month stock options. In addition, in recognition to your services to the company, you are to receive a one time stock grant of 800,000 shares of Avenue Group Inc common stock..

With regards to your cash compensation for serving on the Board of Directors, your monthly fee shall be increased from $2500 per month to $5000 per month effective June 1, 2006 to be paid every three months in advance. With regards to your services as a consultant, you are to be paid at the rate of $125/hour for technical and general administrative services and at your minimum hourly billing rate of $350/hr for purely legal services. In the event you spend over five hours per day for general services, you may round this up to an 8 hour day. However, your total compensation as a consultant for both legal and general services shall not exceed $9000 per month. Any services rendered in excess of this amount shall be discounted to a maximum of $9000 for that month

We look forward to working with you in the many months to come. Could you please sign one copy of this letter in the space below acknowledging your agreement to the aforementioned.

Very truly yours,

Mendel Mochkin



_______________________
Norman J. Singer